Exhibit 3.1

STATEMENT OF RESOLUTIONS ESTABLISHING THE

8% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES B

OF

ATP OIL & GAS CORPORATION

Pursuant to Section 21.155 and 21.156 of the Texas Business Organizations Code, ATP Oil & Gas Corporation, a Texas corporation (the “Corporation”), hereby submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

1. The name of the Corporation is ATP Oil & Gas Corporation.

2. The following resolutions, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) as of June 16, 2011:

BE IT RESOLVED, that pursuant to the Amended and Restated Certificate of Formation of the Corporation authorizing the Board of Directors to establish and designate series of the preferred stock, $0.001 par value, of the Corporation (the “Preferred Stock”) and to fix and determine the relative rights and preferences of the shares of any such series, the Corporation hereby provides for the issuance of a series of the Preferred Stock designated as “8% Convertible Perpetual Preferred Stock, Series B” (the “Series B Convertible Preferred Stock”), which shall have the following terms:

A. NUMBER OF SHARES. The maximum number of shares of Series B Convertible Preferred Stock shall be One Million Seven Hundred Twenty-Five Thousand (1,725,000).

B. DEFINITIONS. As used in this resolution (this “Designating Resolution”), the following words and phrases shall have the respective meanings set forth in this paragraph B:

“Additional Shares” shall have the meaning set forth in paragraph I.1.

“Agent Members” shall have the meaning set forth in paragraph O.2(b).

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Certified Series B Convertible Preferred Stock” shall have the meaning set forth in paragraph O.2(c).

“Commission” means the United States Securities and Exchange Commission.

“Conversion Date” shall have the meaning set forth in paragraph G.2.

“Conversion Price” shall mean the amount determined by dividing the Liquidation Preference by the Conversion Rate at such time.

“Conversion Rate” means 4.5045 shares of the Corporation’s common stock per share of Series B Convertible Preferred Stock, subject to adjustment as set forth in paragraph G.4.

“Current Market Price” means the average of the Daily Closing Price per share of the Corporation’s common stock on each of the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the Ex-Date with respect to the issuance or distribution requiring such computation; provided, however, that solely for purposes of determining any adjustment to the Conversion Rate in the event of a Spin-Off (as contemplated by paragraph G.4(d)), the “Current Market Price” means the average of the Daily Closing Price per share of the Corporation’s common stock on each of the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution.

“Daily Closing Price” of the Corporation’s common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Corporation’s common stock is traded or, if the Corporation’s common stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Daily Closing Price shall be an amount determined in good faith by the Board of Directors, or a committee thereof, to be the fair value of the Corporation’s common stock.

“Daily VWAP” means, with respect to the Corporations’ common stock on any Trading Day, the per share volume-weighted average price of the Corporation’s common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page ATPG <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Corporation’s common stock on such Trading Day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation), which shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Dividend Agent” shall have the meaning set forth in paragraph E.4.

“Dividend Notice” shall have the meaning set forth in paragraph E.3.

“Dividend Notice Date” shall have the meaning set forth in paragraph E.3.

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2011.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on and include the Issue Date and end on and include September 30, 2011.

“Dividend Rate” means the rate per annum of 8% per share on the Liquidation Preference.

“DTC” shall have the meaning set forth in paragraph O.1(c).

“Ex-Date” means, when used with respect to any issuance or distribution requiring computation of the Current Market Price, the first date on which shares of the Corporation’s common stock trade without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning set forth in paragraph H.1.

“Fundamental Change” means the occurrence of any of the following:

(i) the Corporation consolidates with, or amalgamates or merges with or into, another person, or any person consolidates with, or amalgamates or merges with or into, the Corporation, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction; provided, however, a Fundamental Change shall not be deemed to have occurred in the case of a merger or consolidation if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, and traded on The NASDAQ Global Select Market or the New York Stock Exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction);

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than pursuant to a transaction, in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

(iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Corporation;

(iv) the acquisition, directly or indirectly, by any “person” or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Corporation’s voting shares;

(v) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such board of directors or whose nomination for election by the Corporation’s shareholders was approved by a vote of 66% of the Corporation’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Corporation’s board of directors then in office; or

(vi) the Corporation’s common stock ceases to be listed on The NASDAQ Global Select Market or the New York Stock Exchange.

“Fundamental Change Conversion Period” shall have the meaning set forth in paragraph H.1.

“Fundamental Change Effective Date” means, with respect to the occurrence of any Fundamental Change, the date on which such Fundamental Change occurs.

“Fundamental Change Notice” shall have the meaning set forth in paragraph H.3.

“Fundamental Change Stock Price” means, with respect to a Fundamental Change, (i) if holders of the Corporation’s common stock receive only cash in the Fundamental Change transaction, the cash amount paid per share of the Corporation’s common stock or (ii) if not, the average of the Daily Closing Price per share of the Corporation’s common stock on the five Trading Days prior to but not including the Fundamental Change Effective Date.

“Global Series B Convertible Preferred Stock” shall have the meaning set forth in paragraph O.2(a).

“Indemnified Parties” shall have the meaning set forth in paragraph N.4(a).

“Issue Date” means June 20, 2011.

“Junior Stock” means all classes of the Corporation’s common stock and any other class of capital stock or series of preferred stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, with respect to each share of Series B Convertible Preferred Stock, $100.

“Make-Whole Premium” shall have the meaning set forth in paragraph I.1.

“Managing Underwriters” shall have the meaning set forth in paragraph N.5.

“Mandatory Conversion” shall have the meaning set forth in paragraph J.1.

“Mandatory Conversion Date” shall have the meaning set forth in paragraph J.2.

“Market Disruption Event” means (i) a failure by The NASDAQ Global Select Market or, if the Corporation’s common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Corporation’s common stock is listed, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Corporation’s common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Corporation’s common stock or in any options, contracts or future contracts relating to the Corporation’s common stock.

“Non-WKSI Registration Statement” shall have the meaning set forth in paragraph N.6.

“Notice and Questionnaire” shall have the meaning set forth in paragraph E.9.

“Officer” means the Chairman of the Board of Directors of the Corporation, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Parity Stock” means any class of capital stock or series of preferred stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution and shall include the 1,400,000 shares of 8% convertible perpetual preferred stock issued by the Corporation on September 29, 2009.

“Publicly Traded Common Stock” means shares of common stock that are listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any of their respective successors, or will be so listed when issued or exchanged with the relevant Fundamental Change.

“Record Date” means (i) with respect to the dividends payable on January 1, April 1, July 1 and October 1 of each year, the immediately preceding December 15, March 15, June 15 and September 15, respectively, and (ii) with respect to matters other than the payment of dividends, such record date established by the Corporation’s board of directors pursuant to Section 21.357 of the Texas Business Organizations Code (or any successor provision thereto).

“Registrable Securities” means shares of the Corporation’s common stock issued in payment as dividends on the Series B Convertible Preferred Stock until, for each such share, the earliest of (i) the date on which such share has been effectively registered under the Securities Act and disposed of in accordance with a WKSI Registration Statement or a Non-WKSI Registration Statement or (ii) the date on which such share becomes freely transferable by holders thereof that are not affiliates of the Corporation without registration under the Securities Act.

“Reorganization Event” shall have the meaning set forth in paragraph G.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class of capital stock or series of preferred stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series B Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Shelf Registration” shall have the meaning set forth in paragraph N.1(a)(i).

“Spin-Off” shall have the meaning set forth in paragraph G.4.

“Subsidiary” means any subsidiary of the Corporation.

“Suspension Period” shall have the meaning set forth in paragraph N.2(l).

“Trading Day” means a day during which (i) trading in the Corporation’s common stock generally occurs on The NASDAQ Global Select Market or, if the Corporation’s common stock is not listed on The NASDAQ Global Select Market, or the principal United States national or regional securities exchange on which the Corporation’s common stock is then listed or, if the Corporation’s common stock is not so listed, admitted for trading or quote, any Business Day and (ii) there is no Market Disruption Event; provided, however, that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means the American Stock Transfer and Trust Company, LLC, until a successor replaces it and, thereafter, means the successor.

“Voting Rights Class” shall have the meaning set forth in paragraph M.2.

“WKSI Registration Statement” shall have the meaning set forth in paragraph N.1(a)(i).

C. RANK. The Series B Convertible Preferred Stock shall, with respect to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution, rank: (i) senior to any Junior Stock; (ii) on a parity, in all respects, with any Parity Stock; and (iii) junior to any Senior Stock.

D. DIVIDENDS.

1. Holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Corporation’s board of directors out of funds of the Corporation legally available for payment, cumulative dividends at the Dividend Rate, payable in cash, by delivery of shares of the Corporation’s common stock or through any combination of cash and shares of the Corporation’s common stock, as provided pursuant to paragraph E. Dividends on the Series B Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period(s) there have been funds legally available for the payment of such dividends. Dividends shall be payable to holders of record as they appear on the Corporation’s stock register on the immediately preceding Record Date. Accumulations of dividends on shares of Series B Convertible Preferred Stock do not bear interest.

2. Dividends payable on the Series B Convertible Preferred Stock for any period other than a full Dividend Period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

3. No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series B Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum or number of shares of the Corporation’s common stock have been set apart for the payment of such dividend, upon all outstanding shares of Series B Convertible Preferred Stock.

4. Unless all accrued, accumulated and unpaid dividends on the Series B Convertible Preferred Stock for all past Dividend Periods shall have been paid in full, the Corporation shall not:

(a) declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(b) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (i) upon conversion or exchange for other Junior Stock or (ii) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

(c) declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(d) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

5. When dividends are not paid in full upon the shares of Series B Convertible Preferred Stock, as discussed above, all dividends declared on the Series B Convertible Preferred Stock and any other Parity Stock shall be paid either (a) pro rata so that the amount of dividends so declared on the shares of Series B Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series B Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (b) on another basis that is at least as favorable to the holders of the Series B Convertible Preferred Stock entitled to receive such dividends.

E. METHOD OF PAYMENT OF DIVIDENDS.

1. The Corporation shall pay any dividend on the Series B Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period, and including in connection with the payment of accrued, accumulated and unpaid dividends upon conversion of the Series B Convertible Preferred Stock as discussed in this Statement of Resolutions), either: (a) in cash; (b) by delivery of shares of the Corporation’s common stock; or (c) through any combination of cash and shares of the Corporation’s common stock.

2. If the Corporation makes any payment of dividends on the Series B Convertible Preferred Stock in shares of the Corporation’s common stock, such shares of the Corporation’s common stock shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the Daily VWAP of the Corporation’s common stock on each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the payment date for such dividend.

3. The Corporation shall give the holders of the Series B Convertible Preferred Stock notice (the “Dividend Notice”) of the payment method in respect of any dividend at least 20 days prior to the payment date for such dividend (the “Dividend Notice Date”). The Dividend Notice relating to each such dividend paid in the form of the Corporation’s common stock will be accompanied by a Notice and Questionnaire in substantially the form set forth as Annex A to the Prospectus Supplement for the Series B Convertible Preferred Stock dated June 15, 2011 (the “Notice and Questionnaire”).

4. If the Corporation elects to pay all or a portion of a dividend on the Series B Convertible Preferred Stock in the form of shares of the Corporation’s common stock, the Corporation shall deliver such shares to the Transfer Agent or another agent (in such capacity, the “Dividend Agent”) on behalf of the holders of the Series B Convertible Preferred Stock and shall instruct, at the Corporation’s sole option, the Dividend Agent to either:

(a) sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

(b) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

5. If the Corporation pays all or a portion of a dividend in the form of shares of the Corporation’s common stock, any such shares of the Corporation’s common stock delivered to the Dividend Agent shall be owned beneficially by the holders of the Series B Convertible Preferred Stock upon delivery to the Dividend Agent, and the Dividend Agent shall hold such shares and any net cash proceeds from the sale of such shares for the exclusive benefit of the holders.

6. If the Corporation elects to deliver shares to the Dividend Agent on behalf of the holders of the Series B Convertible Preferred Stock for sale for cash on behalf of such holders, the Dividend Agent shall serve as the designated agent of the holders of the Series B Convertible Preferred Stock in making such sales. By purchasing and or acquiring the Series B Convertible Preferred Stock, each holder of Series B Convertible Preferred Stock is deemed to appoint the Dividend Agent as such holder’s agent for the sale of any shares of the Corporation’s common stock that are delivered to the Dividend Agent, on such holder’s behalf, upon payment of dividends on the Series B Convertible Preferred Stock.

7. The net proceeds of any sales of shares of the Corporation’s common stock delivered to the Dividend Agent as dividend payments shall be distributed to holders of Series B Convertible Preferred Stock on a pro rata basis based on the aggregate Liquidation Preference of the outstanding shares of Series B Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis.

8. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series B Convertible Preferred Stock, by purchasing and or acquiring the Series B Convertible Preferred Stock, each holder of the Series B Convertible Preferred Stock is deemed to authorize the Corporation and the Dividend Agent to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by such holder of the Series B Convertible Preferred Stock.

9. If a record holder of Series B Convertible Preferred Stock gives notice to the Dividend Agent at least 10 days prior to the applicable Dividend Payment Date not to sell shares of the Corporation’s common stock to be delivered as dividend payment to the Dividend Agent and held on behalf of such holder, or if a holder that is not already identified in the registration statement covering such sales does not return a completed Notice and Questionnaire in a timely manner as described in paragraph N, the Dividend Agent shall deliver to or for the account of such holder, promptly after receipt thereof by the Dividend Agent, the shares of the Corporation’s common stock delivered as payment of such dividend except any shares required to be deducted on account of withholding taxes.

10. If the Corporation elects (i) to deliver shares of the Corporation’s common stock to the Dividend Agent to sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and a holder gives notice (as described above) of its election to receive such shares and not to have them sold on such holder’s behalf or (ii) to cause the Dividend Agent to deliver shares of the Corporation’s common stock to holders of Series B Convertible Preferred Stock, such shares shall be treated as restricted securities, bear a legend to that effect and not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. The Corporation’s obligation to register any such shares on behalf of holders of Series B Convertible Preferred Stock is limited to those obligations set forth in paragraph N. In addition, each holder must comply with the requirements set forth in paragraph N.

11. In lieu of issuing fractional shares of the Corporation’s common stock, the Corporation will pay a cash adjustment to each holder of Series B Convertible Preferred Stock entitled to a fraction of a share of the Corporation’s common stock, provided, however, that the Corporation may round such fractional share up to the next highest whole number of shares in lieu of making such cash adjustment.

F. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Series B Convertible Preferred Stock shall be entitled to receive and to be paid out of the Corporation’s assets available for distribution to the Corporation’s shareholders, before any payment or distribution is made to holders of Junior Stock, the Liquidation Preference per share of the Series B Convertible Preferred Stock held by such holder, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon the Corporation’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Series B Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Series B Convertible Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets available for distribution to the Corporation’s shareholders in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and accrued and unpaid dividends to which they are entitled, the holders of the Series B Convertible Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets. For purposes of this paragraph F, neither the sale of all or substantially all of the Corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

G. CONVERSION AT THE OPTION OF THE HOLDER; ANTI-DILUTION ADJUSTMENTS.

1. Other than during a Fundamental Change Conversion Period, each holder of the Series B Convertible Preferred Stock shall have the right, at any time, at such holder’s option, to convert, subject to the terms and provisions of this paragraph G, any or all of such holder’s shares of Series B Convertible Preferred Stock into fully paid and nonassessable shares of the Corporation’s common stock at the then applicable Conversion Rate.

2. In addition to the number of shares of the Corporation’s common stock issuable upon conversion of each share of Series B Convertible Preferred Stock at the option of the holder on the effective date of any conversion (herein referred to as the “Conversion Date”), each converting holder shall have the right to receive, in accordance with the provisions of paragraph D and paragraph E, an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series B Convertible Preferred Stock, whether or not declared prior to the Conversion Date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series B Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. Except as described above and in paragraph H, upon any optional conversion of the Series B Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on the Series B Convertible Preferred Stock.

3. Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting holder of Series B Convertible Preferred Stock shall be deemed to be the holder of record of the shares of the Corporation’s common stock issuable upon conversion of such holder’s Series B Convertible Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such shares of the Corporation’s common stock shall not then be actually delivered to such holder; provided, however, that prior to the close of business on the applicable Conversion Date, the shares of the Corporation’s common stock issuable upon conversion of the Series B Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and such holder shall have no rights with respect to such shares of the Corporation’s common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such common stock, by virtue of holding the Series B Convertible Preferred Stock.

4. The Conversion Rate shall be adjusted if:

(a) the Corporation pays a dividend (or other distribution) in shares of the Corporation’s common stock to all holders of shares of the Corporation’s common stock, in which case the Conversion Rate in effect immediately following the Record Date for such dividend (or distribution) shall be multiplied by the following fraction:

OS1

OS0

where

OS0 =	the number of shares of the Corporation’s common stock outstanding immediately prior to the Record Date for such dividend (or distribution); and

OS1 =

the sum of (A) the number of shares of the Corporation’s common stock outstanding immediately prior to the Record Date for such dividend (or distribution) and (B) the total number of shares of the Corporation’s common stock constituting such dividend (or distribution).

(b) the Corporation issues to all holders of the Corporation’s common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of the Corporation’s common stock at less than the Current Market Price of the Corporation’s common stock on the date fixed for determination of shareholders entitled to receive such rights or warrants, in which case the Conversion Rate in effect immediately following the close of business on the Ex-Date for such issuance shall be multiplied by the following fraction:

OS0+ X

OS0+ Y

where

OS0 =	the number of shares of the Corporation’s common stock outstanding at the close of business on the Record Date for such issuance;

X =	the total number of shares of the Corporation’s common stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of the Corporation’s common stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price determined as of the Ex-Date for such issuance.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Corporation’s common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would have then been in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of the Corporation’s common stock actually delivered. If such rights or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of the Corporation’s common stock, the Transfer Agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Corporation’s board of directors).

(c) the Corporation subdivides, splits or combines the shares of the Corporation’s common stock into a greater or lesser number of shares of common stock, in which case the Conversion Rate in effect immediately following the effective date of such share subdivision, split or combination shall be multiplied by the following fraction:

OS1

OS0

where

OS0 =	the number of shares of the Corporation’s common stock outstanding immediately prior to the effective date of such share subdivision, split or combination; and

OS1 =	the number of shares of the Corporation’s common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(d) the Corporation distributes to all holders of the Corporation’s common stock evidences of the Corporation’s indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by paragraphs G.4(a) or G.4(e), any rights or warrants referred to in paragraph G.4(b), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off), in which case the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution shall be multiplied by the following fraction:

SP0

SP0 – FMV

where

SP0 =	the Current Market Price per share of the Corporation’s common stock on the date fixed for determination; and

FMV =	the fair market value, as determined by the Corporation’s board of directors, of the portion of the evidences of indebtedness, shares, securities, cash and other assets so distributed applicable to one share of the Corporation’s common stock.

In the event that the Corporation makes a distribution to all holders of the Corporation’s common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation (herein referred to as a “Spin-Off”), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction:

MP0 + MPS

MP0

where

MP0 =	the Current Market Price per share of the Corporation’s common stock as of the fifteenth Trading Day after the Ex-Date for such distribution; and

MPS =

the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of the Corporation’s common stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the daily closing price of such securities on each of the five consecutive Trading Days ending on such fifteenth Trading Day).

(e) the Corporation makes a distribution consisting exclusively of cash to all holders of the Corporation’s common stock, excluding (a) any cash that is distributed in a Reorganization Event or as part of a distribution referred to in paragraph G.4(d), (b) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of the Corporation’s subsidiaries, in such event, the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the holders of the Corporation’s common stock entitled to receive such distribution shall be multiplied by the following fraction:

SP0

SP0 – C

where

SP0 =	the Current Market Price per share of the Corporation’s common stock on the date fixed for such determination; and

C =	the amount per share of the Corporation’s common stock of the dividend or distribution.

In the event that a dividend or distribution described in this paragraph G.4(e) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Corporation’s board of directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) the Corporation or any of the Corporation’s subsidiaries successfully completes a tender or exchange offer for the Corporation’s common stock that involves the payment of consideration with a value per share of the Corporation’s common stock exceeding the Current Market Price per share of the Corporation’s common stock on the last Trading Day immediately succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which case the Conversion Rate in effect immediately prior to the close of business on the eighth Trading Day after the date of expiration of the tender or exchange offer shall be divided by the following fraction:

(SP0 × OS1) + AC

OS0 × SP0

where

SP0 =	the Current Market Price per share of the Corporation’s common stock on the seventh Trading Day after the date of expiration of the tender or exchange offer;

OS0 =	the number of shares of the Corporation’s common stock outstanding prior to giving effect to such tender or exchange offer (including any shares validly tendered and not withdrawn);

OS1 =

the number of shares of the Corporation’s common stock outstanding (including any shares validly tendered and not withdrawn) on the seventh day after the date of expiration of the tender or exchange offer; and

AC =	the amount of cash plus the fair market value of the aggregate consideration payable for all the shares of the Corporation’s common stock purchased in the tender or exchange offer, as determined by the Corporation’s board of directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of the Corporation’s common stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding paragraph, if the application of this paragraph G.4(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this paragraph G.4(f).

(g) To the extent that the Corporation has a rights plan in effect with respect to the Corporation’s common stock on any Conversion Date, upon conversion of any shares of the Series B Convertible Preferred Stock, each holder thereof shall receive, in addition to shares of the Corporation’s common stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the Corporation’s common stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution to all holders of the Corporation’s common stock as described in paragraph G.4(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Notwithstanding anything herein to the contrary, no adjustment under this paragraph G.4 need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that (i) on the conversion date for any Series B Convertible Preferred Stock and (ii) prior to determining the amount of any dividend payable by the Corporation, adjustments to the Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date. Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share.

(i) The Conversion Rate shall not be adjusted:

(i) upon the issuance of any the Corporation’s common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in common stock under any plan;

(ii) upon the issuance of any of the Corporation’s common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(iii) upon the issuance of any of the Corporation’s common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv) for a change in the par value or no par value of the Corporation’s common stock; or

(v) for accrued, accumulated and unpaid dividends.

5. No adjustment to the Conversion Rate need be made if holders of the Series B Convertible Preferred Stock may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders of the Series B Convertible Preferred Stock would receive upon conversion of the Series B Convertible Preferred Stock (if such assets or securities are convertible, exchangeable, or exercisable) are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series B Convertible Preferred Stock.

6. If the Corporation shall take a record of the holders of the Corporation’s common stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to shareholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

7. Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to each holder of Series B Convertible Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

8. In the event of (a) any consolidation or merger of the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of the Corporation’s common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of the Corporation’s property and assets, (c) any reclassification of the Corporation’s common stock into securities including securities other than the Corporation’s common stock, or (d) any statutory exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition) (each herein referred to as a “Reorganization Event”), each share of Series B Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Series B Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series B Convertible Preferred Stock into shares of the Corporation’s common stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of consideration that a holder of Series B Convertible Preferred Stock would have been entitled to receive as a holder of the Corporation’s common stock in the case of any Reorganization Event or other transaction that causes the Corporation’s common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Corporation’s common stock that affirmatively make such an election.

The Corporation may make such increases in the Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of the Corporation’s common stock resulting from any dividend or distribution of its shares (or issuance of rights or warrants to acquire its shares) or from any event treated as such for income tax purposes or for any other reason.

9. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Convertible Preferred Stock such number of authorized but unissued shares of the Corporation’s common stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of the Corporation’s common stock if at any time there shall be insufficient unissued shares of the Corporation’s common stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock or the payment or partial payment of dividends declared on Series B Convertible Preferred Stock that are payable in shares of the Corporation’s common stock.

10. The issuance or delivery of certificates for shares of the Corporation’s common stock upon the conversion of shares of Series B Convertible Preferred Stock or the payment or partial payment of a dividend on Series B Convertible Preferred Stock in shares of the Corporation’s common stock, shall be made without charge to the converting holder or recipient of shares of Series B Convertible Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series B Convertible Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series B Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the person(s) requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

H. CONVERSION UPON FUNDAMENTAL CHANGE.

1. If a Fundamental Change occurs, each holder of Series B Convertible Preferred Stock that converts its shares of Series B Convertible Preferred Stock at any time during the period (the “Fundamental Change Conversion Period”) beginning on the Fundamental Change Effective Date and ending on the date that is 15 days after the Fundamental Change Effective Date (the “Expiration Date”) shall receive, for each share of Series B Convertible Preferred Stock, the greater of:

(a) (1) a number of shares of the Corporation’s common stock equal to the then-applicable Conversion Rate, plus (2) the Make-Whole Premium, if any, described in paragraph I; and

(b) a number of shares of the Corporation’s common stock calculated by dividing the Liquidation Preference by the greater of (i) the average of the Daily VWAP of the Corporation’s common stock on each of the 10 consecutive Trading Days ending on the Trading Day immediately preceding the Fundamental Change Effective Date and (ii) $5.00.

2. In addition to the number of shares of the Corporation’s common stock issuable upon conversion of each share of Series B Convertible Preferred Stock at the option of the holder on any Conversion Date during the Fundamental Change Conversion Period, each converting holder shall have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series B Convertible Preferred Stock, whether or not declared prior to that date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series B Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends shall be paid in cash, shares of the Corporation’s common stock (or Publicly Traded Common Stock of the acquiror, if applicable) or a combination thereof in accordance with the provisions set forth in paragraph D, including the provisions setting forth the method for valuing the Corporation’s common stock (which shall also apply to any Publicly Traded Common Stock of the acquiror), set forth in paragraph E.2.

3. The Corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record holders of the Series B Convertible Preferred Stock at least 20 days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Corporation’s board of directors) of such Fundamental Change. The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Series B Convertible Preferred Stock, at such holder’s address as the same appears on the books of the Corporation. Each such Fundamental Change Notice shall state (i) the anticipated Fundamental Change Effective Date; (ii) the Expiration Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that holders must follow to convert their shares of Series B Convertible Preferred Stock pursuant to this paragraph H.

4. On or before the Expiration Date, each holder of shares of Series B Convertible Preferred Stock wishing to exercise its conversion right pursuant to this paragraph H shall surrender the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted in the manner and at the place designated in the Fundamental Change Notice, and on such date the shares of Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) and the payment for unpaid dividends due to such holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and the shares of Series B Convertible Preferred Stock represented by each surrendered certificate shall be returned to authorized but unissued shares of Series B Convertible Preferred Stock.

I. MAKE-WHOLE PREMIUM FOR CONVERSION UPON A FUNDAMENTAL CHANGE.

1. Holders who elect to convert shares of Series B Convertible Preferred Stock during the Fundamental Change Conversion Period shall receive, in addition to the number of shares of the Corporation’s common stock issuable upon conversion calculated pursuant to paragraph H, an additional number of shares of the Corporation’s common stock for each share of Series B Convertible Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”), if any, as set forth below in this paragraph I.

2. The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Fundamental Change Stock Price:

Fundamental Change Stock Price

Fundamental Change Effective Date	$18.50	$20.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00

June 20, 2011	0.9009	0.7653	0.4265	0.2759	0.1917	0.1381	0.1015	0.0752	0.0559	0.0413	0.0301	0.0215

October 1, 2011	0.9009	0.7459	0.4115	0.2657	0.1847	0.1333	0.0982	0.0729	0.0542	0.0401	0.0293	0.0209

October 1, 2012	0.9009	0.6756	0.3354	0.2089	0.1444	0.1051	0.0784	0.0590	0.0445	0.0333	0.0246	0.0178

October 1, 2013	0.9009	0.6114	0.2298	0.1188	0.0768	0.0556	0.0421	0.0323	0.0249	0.0189	0.0142	0.0103

October 1, 2014 and thereafter	0.9009	0.5859	0.1310	0.0082	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

3. The Fundamental Change Stock Prices set forth in the foregoing table shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Fundamental Change Stock Prices shall equal the Fundamental Change Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the Make-Whole Premiums in the table shall be subject to adjustment in the same manner as the Conversion Rate as set forth in paragraph G.4.

4. The exact Fundamental Change Stock Price and Fundamental Change Effective Dates may not be set forth on the table, in which case:

(a) if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(b) if the Fundamental Change Stock Price is in excess of $120.00 per share (subject to adjustment as described above), then no Make-Whole Premium amount shall be paid; and

(c) if the stock price is less than $18.50 per share (subject to adjustment as described above), then no Make-Whole Premium amount shall be paid.

5. The Corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Series B Convertible Preferred Stock surrendered for conversion during any Fundamental Change Conversion Period.

J. MANDATORY CONVERSION.

1. At any time on or after October 1, 2014, if the Daily VWAP of the Corporation’s common stock equals or exceeds 150% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, the Corporation may at its option (by issuing a press release as provided in paragraph J.2), cause the Series B Convertible Preferred Stock to be automatically converted (a “Mandatory Conversion”) into a number of shares of the Corporation’s common stock for each share of the Series B Convertible Preferred Stock equal to the then-applicable Conversion Rate. In connection with any such mandatory conversion, the Corporation shall also pay converting holders any accumulated and unpaid dividends on their shares of the Series B Convertible Preferred Stock. The amount payable in respect of such accumulated and unpaid dividends shall be paid in cash, shares of common stock or a combination thereof in accordance with the provisions set forth in paragraphs D and E, including the provisions setting forth the method for valuing the Corporation’s common stock, set forth in paragraph E.2.

2. To exercise the mandatory conversion right described in paragraph J.1, the Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the fifth Trading Day following any date on which the conditions described in paragraph J.1 are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series B Convertible Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Series B Convertible Preferred Stock. The Conversion Date shall be a date selected by the Corporation (the date so selected, the “Mandatory Conversion Date”) and shall be no more than ten Business Days after the date on which the Corporation issues such press release.

3. In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Paragraph J.2 shall state, as appropriate: (a) the

Mandatory Conversion Date; (b) the number of shares of the Corporation’s common stock to be issued upon conversion of each share of Series B Convertible Preferred Stock; (c) the number of shares of Series B Convertible Preferred Stock to be converted; (d) whether the Corporation shall pay accumulated dividends in cash, shares of the Corporation’s common stock or a combination thereof; and (e) that dividends on the shares of Series B Convertible Preferred Stock to be converted shall cease to accrue on the Mandatory Conversion Date.

4. On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series B Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Series B Convertible Preferred Stock shall terminate, except for the right to receive shares of the Corporation’s common stock issuable upon conversion thereof, any accumulated and unpaid dividends and cash in lieu of fractional shares. The dividend payment with respect to Series B Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series B Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

K. REDEMPTION.

1. The Series B Convertible Preferred Stock shall not be redeemable at the Corporation’s option.

2. The Series B Convertible Preferred Stock shall not be redeemable at the option of any holder of Series B Convertible Preferred Stock.

L. FRACTIONAL SHARES. No fractional shares of the Corporation’s common stock shall be issued to holders of the Series B Convertible Preferred Stock upon conversion. In lieu of any fractional shares of the Corporation’s common stock otherwise issuable in respect of the aggregate number of shares of the Series B Convertible Preferred Stock of any holder that are converted, that holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

1. in the case of a conversion of Series B Convertible Preferred Stock as a result of a Fundamental Change or a Mandatory Conversion, the average of the daily closing price per share of common stock on each of the ten consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion; or

2. in the case of each conversion at the option of a holder, the Daily Closing Price per common share determined as of the second Trading Day immediately preceding the Conversion Date.

Notwithstanding the foregoing, the Corporation may elect to round up the number of shares of the Corporation’s common stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of Series B Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered.

M. VOTING RIGHTS.

1. The holders of record on the relevant Record Date of the Series B Convertible Preferred Stock, except as otherwise required under Texas law or as set forth in paragraph M.2, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

2. If and whenever at any time dividends on the Series B Convertible Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive), then the holders of shares of Series B Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable (the “Voting Rights Class”), shall be entitled at the Corporation’s next regular or special meeting of shareholders to elect two additional directors to the Corporation’s board of directors. Upon the election of any such additional directors, the number of directors that comprise the Corporation’s board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected shall continue until such time as the dividend arrearage on the Series B Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series B Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Corporation’s board of directors may, and upon written request of the holders of record of at least 25% of the outstanding Series B Convertible Preferred Stock addressed to the chairman of the Corporation’s board shall, call a special meeting of the Voting Rights Class for the purpose of electing the directors that such holders are entitled to elect. At any such meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of at least a majority of the Series B Convertible Preferred Stock shall be required to constitute a quorum of such Series B Convertible Preferred Stock.

3. In addition, for so long any shares of Series B Convertible Preferred Stock remain outstanding, unless a greater percentage shall be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of the Voting Rights Class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Corporation’s amended and restated certificate of formation or this Designating Resolution if the amendment would amend, alter or affect the powers, preferences or rights of the Series B Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock. Notwithstanding the foregoing, the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock shall not require the consent of the holders of the Series B Convertible Preferred Stock, and shall not be deemed to adversely affect the powers, preferences or rights of the holders of the Series B Convertible Preferred Stock.

4. The number of votes that each share of Series B Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

N. REGISTRATION RIGHTS.

1. Shelf Registration.

(a) So long as any Registrable Security exists:

(i) The Corporation shall, as soon as practicable but in any event no later than the 20th day after the Issue Date, file with the Commission a new automatically effective shelf registration statement on Form S-3 (such registration statement, or any successor automatically effective shelf registration statement, a “WKSI Registration Statement”), and a prospectus forming part of such WKSI Registration Statement, covering resales (either directly by holders of the Series B Convertible Preferred Stock or by the Dividend Agent on behalf of such holders) of any share of Registrable Securities from time to time in accordance with the methods of distribution set forth in the WKSI Registration Statement and Rule 415 under the Securities Act (hereinafter, the “Shelf Registration”).

(ii) The Corporation shall, subject to its rights to suspend use of the WKSI Registration Statement pursuant to paragraph N.2(b), use its commercially reasonable efforts to keep the WKSI Registration Statement effective until the third anniversary of the filing thereof (and, if at such third anniversary, or at the third anniversary of the filing of any successor WKSI Registration Statement, there are outstanding any Registrable Securities, the Corporation shall, on or prior to each such anniversary, file a new registration statement covering resales of such Registrable Securities).

(iii) If the Corporation elects to pay all or any portion of any dividend on the Series B Convertible Preferred Stock in the form of common stock, the Corporation shall, prior to or substantially concurrently with the payment of each such dividend, update the WKSI Registration Statement (including by filing a report under the Exchange Act incorporated by reference in the related prospectus supplement) so that it accurately identifies each holder of Series B Convertible Preferred Stock and the number of shares of common stock beneficially owned (or to be beneficially owned) by such holder and covered by such registration statement in order to permit each such holder (or the Dividend Agent, on such holder’s behalf) to deliver the prospectus to purchasers of such common stock (subject to the Corporation’s right to suspend the use of the WKSI Registration Statement pursuant to paragraph N.2(b)).

(b) If, at the third anniversary of the filing of any WKSI Registration Statement, there are no outstanding Registrable Securities, but the Corporation thereafter elects to declare all or any portion of a dividend on the Series B Convertible Preferred Stock in the form of common stock, the Corporation will file and use commercially reasonable efforts to keep effective a new WKSI Registration Statement in accordance with the procedures set forth herein.

(c) Notwithstanding any other provisions of this Designating Resolution to the contrary, the Corporation shall cause the WKSI Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the WKSI Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2. Registration Procedures. In connection with the Shelf Registration contemplated by paragraph N.1:

(a) The Corporation shall include in the prospectus included in the WKSI Registration Statement (or, if permitted by Commission Rule 430B(b), in a prospectus supplement that becomes a part thereof pursuant to Commission Rule 430B(f)) that is delivered to any holder of Registrable Securities pursuant to paragraphs N.2(d) and N.2(h), the names of the holders of Registrable Securities who propose to sell Registrable Securities pursuant to the WKSI Registration Statement, as selling securityholders.

(b) The Corporation shall give written notice to the holders of the Registrable Securities included within the coverage of the WKSI Registration Statement (which notice pursuant to paragraphs N.2(b)(ii)-N.2(b)(v) shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made):

(i) when the WKSI Registration Statement or any amendment thereto has been filed with the Commission and when the WKSI Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to the WKSI Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the WKSI Registration Statement or the initiation of any proceedings for that purpose, of the issuance by the Commission of a notification of objection to the use of the form on which the WKSI Registration Statement has been filed, and of the happening of any event that causes the Corporation to become an “ineligible issuer,” as defined in Commission Rule 405;

(iv) of the receipt by the Corporation or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Corporation to make changes in the WKSI Registration Statement or the prospectus in order that the WKSI Registration Statement or the prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading; provided that the Corporation may suspend the use of the prospectus pursuant to this paragraph N.2(b)(v) for no more than 15 consecutive days in any fiscal quarter or 30 days in the aggregate in any twelve-month period.

(c) The Corporation shall use commercially reasonable efforts to obtain the withdrawal, at the earliest possible time, of any order suspending the effectiveness of the WKSI Registration Statement.

(d) The Corporation shall furnish to each holder of Registrable Securities included within the coverage of the WKSI Registration Statement, without charge, if such holder so requests in writing, at least one copy of the WKSI Registration Statement and any post-effective amendment thereto, including financial statements and schedules and all exhibits thereto (including those, if any, incorporated by reference).

(e) The Corporation shall deliver to each holder of Registrable Securities included within the coverage of the WKSI Registration Statement, without charge, as many copies of the prospectus (including each preliminary prospectus) included in the WKSI Registration Statement and any amendment or supplement thereto as such person may reasonably request, and consent to the use of the prospectus or any amendment or supplement thereto by each of the selling holders in connection with the offering and sale of the Registrable Securities covered by the prospectus, or any amendment or supplement thereto, included in the WKSI Registration Statement.

(f) Prior to any public offering of the Registrable Securities pursuant to the WKSI Registration Statement, the Corporation shall register or qualify or cooperate with the holders of the Registrable Securities included therein and their counsel in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or “blue sky” laws of such states of the United States as any holder thereof reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the WKSI Registration Statement; provided, however, that the Corporation shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(g) Upon the occurrence of any event contemplated by paragraphs N.2(b)(ii) through N.2(b)(v), the Corporation shall promptly prepare and file a post-effective amendment to the

WKSI Registration Statement or a supplement to the related prospectus and any other required document so that, as thereafter delivered to holders of the Registrable Securities or purchasers of Registrable Securities, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Not later than the effective date of the WKSI Registration Statement, the Corporation shall provide CUSIP numbers for the Registrable Securities registered for resale under the WKSI Registration Statement on such date. Not later than the applicable Dividend Payment Date, the Corporation shall provide to The Depository Trust Company one or more global certificates for such Registrable Securities, in a form eligible for deposit with The Depository Trust Company.

(i) The Corporation shall comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the Shelf Registration and shall make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Corporation’s first fiscal quarter commencing after the effective date of the WKSI Registration Statement, which statement shall cover such 12-month period.

(j) If a holder of Registrable Securities wishes to sell its Registrable Securities pursuant to the WKSI Registration Statement and related prospectus, it shall do so only in accordance with this paragraph N.2(j). Each holder wishing to sell Registrable Securities pursuant to the WKSI Registration Statement and related prospectus must complete and deliver a Notice and Questionnaire to the Corporation on or prior to the second Trading Day prior to the applicable Dividend Payment Date so that such holder may be named as a selling securityholder in the related prospectus.

(k) No holder shall be entitled to sell any of its Registrable Securities pursuant to the WKSI Registration Statement or to receive a prospectus relating thereto, and the Corporation shall not be obligated to identify any such holder in the WKSI Registration Statement, unless such holder has furnished the Corporation a completed Notice and Questionnaire as required pursuant to paragraph N.2(j) (including the information required to be included in such Notice and Questionnaire) and the information set forth in the next sentence. Each holder of Registrable Securities who has delivered such Notice and Questionnaire shall promptly furnish to the Corporation (1) all further information required to be disclosed in order to make the information previously furnished to the Corporation in such Notice and Questionnaire not misleading and (2) any other information regarding such holder and the distribution of such Registrable Securities as the Corporation may from time to time reasonably request. Any sale of any Registrable Securities by a holder shall constitute a representation and warranty by such holder that the information relating to such holder and its plan of distribution is as set forth in the prospectus delivered to such holder in connection with such disposition, that such prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such holder or its plan of distribution and that such prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such holder or its plan of distribution necessary to make the statements in such prospectus, in light of the circumstances under which they were made, not misleading.

(l) Upon actual receipt of any notice from the Corporation of the happening of any event of the kind described in paragraphs N.2(b)(ii) through N.2(b)(v), holders of Registrable Securities covered by the WKSI Registration Statement shall forthwith discontinue disposition of such Registrable Securities and suspend use of such prospectus until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph N.2(g) (such period, the “Suspension Period”), or until it is advised in writing by the Corporation that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

(m) The Corporation shall enter into such customary agreements (including, if requested, an underwriting agreement in customary form) in order to facilitate the disposition of the Registrable Securities pursuant to the Shelf Registration.

(n) The Corporation shall (i) make reasonably available for inspection by the holders of Registrable Securities, any underwriter participating in any disposition pursuant to the WKSI Registration Statement and any attorney, accountant or other agent retained by the holders of Registrable Securities or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Corporation and (ii) cause the Corporation’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the holders of Registrable Securities or any such underwriter, attorney, accountant or agent in connection with the WKSI Registration Statement, in each case, as shall be reasonably necessary to enable such persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that with respect to holders of Registrable Securities the foregoing inspection and information gathering shall be coordinated by one counsel designated by the Corporation and acting on behalf of such other parties.

(o) In connection with the Shelf Registration, the Corporation, if requested by the Managing Underwriters, if any, shall cause (i) its counsel to deliver an opinion relating to the Registrable Securities in customary form addressed to such managing underwriters, if any, thereof; (ii) its officers to execute and deliver all customary documents and certificates and updates thereof requested by any underwriters of the applicable Registrable Securities and (iii) its independent public accountants to provide to any underwriter therefor a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings, subject to receipt of appropriate documentation as contemplated, and only if permitted, by the American Institute of Certified Public Accountants’ Professional Standard AU Section 634 “Letters for Underwriters and Certain Other Requesting Parties.”

(p) The Corporation shall use its commercially reasonable efforts to cause the Registrable Securities included in such WKSI Registration Statement to be, upon resale thereunder, listed on each securities exchange, if any, on which any shares of common stock are then listed.

(q) The Corporation shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities covered by the WKSI Registration Statement contemplated hereby.

3. Registration Expenses. All expenses incident to the Corporation’s performance of and compliance with the provisions relating to the Shelf Registration shall be borne by the Corporation, regardless of whether the WKSI Registration Statement or a Non-WKSI Registration Statement is ever filed or becomes effective, including without limitation:

(a) all registration and filing fees and expenses;

(b) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

(c) all expenses of printing (including printing certificates and printing of prospectuses), messenger and delivery services and telephone;

(d) all fees and disbursements of counsel for the Corporation;

(e) all application and filing fees in connection with listing on a national securities exchange or automated quotation system pursuant to the requirements hereof; and

(f) all fees and disbursements of independent certified public accountants of the Corporation (including the expenses of any special audit and comfort letters required by or incident to such performance).

The Corporation shall bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by the Corporation. In connection with the WKSI Registration Statement or a Non-WKSI Registration Statement, the Company shall reimburse the holders of Registrable Securities who are selling or reselling Registrable Securities pursuant to the “Plan of Distribution” contained in the WKSI Registration Statement or a Non-WKSI Registration Statement for the reasonable fees and disbursements of not more than one counsel, who shall be reasonably satisfactory to the Corporation.

4. Indemnification.

(a) The Corporation agrees to indemnify and hold harmless each holder of Registrable Securities included within the coverage of the WKSI Registration Statement or Non-WKSI Registration Statement and each person, if any, who controls such holder within the meaning of the Securities Act or the Exchange Act (each holder and such controlling persons are referred to collectively as the “Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Securities) to which each Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the WKSI Registration Statement or Non-WKSI Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to the Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that (i) the Corporation shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the WKSI Registration Statement or Non-WKSI Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a WKSI Registration Statement or Non-WKSI Registration Statement in reliance upon and in conformity with written information pertaining to such holder and furnished to the Corporation by or on behalf of such holder specifically for inclusion therein and (ii) with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus relating to a WKSI Registration Statement or Non-WKSI Registration Statement, the indemnity provisions contained in this paragraph N.4(a) shall not inure to the benefit of any holder from whom the person asserting any such losses, claims, damages or liabilities purchased the Registrable Securities concerned, to the extent that a prospectus relating to such Registrable Securities was required to be delivered by such holder under the Securities Act in connection with such purchase and any such loss, claim, damage or liability of such holder results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Registrable Securities to such person, a copy of the final prospectus if the Corporation had previously furnished copies thereof to such holder.

(b) Each holder of the Registrable Securities, severally and not jointly, by electing to sell its Registrable Securities under the WKSI Registration Statement or Non-WKSI Registration Statement shall indemnify and hold harmless the Corporation and each person, if any, who controls the Corporation within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which the Corporation or any such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a WKSI Registration Statement or Non-WKSI Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a Shelf Registration, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to such holder and furnished to the Corporation by or on behalf of such holder specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Corporation for any legal or other expenses reasonably incurred by the Corporation or any such controlling person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof.

5. Underwritten Registrations. If any of the Registrable Securities covered by any Shelf Registration are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering (the “Managing Underwriters”) shall be selected by the Corporation. No person may participate in any underwritten registration hereunder unless such person (a) agrees to sell such person’s Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

6. Other Registration Rights.

(a) Notwithstanding the foregoing, if at any time after the Issue Date the Corporation elects to pay all or any portion of any dividend on the Series B Convertible Preferred Stock in the form of Registrable Securities and as of the latest “determination date” (as determined pursuant to the definition of “well-known seasoned issuer” in Rule 405 (or any successor thereto) under the Securities Act) prior to such time the Corporation is not a well-known seasoned issuer, the Corporation shall: (i) as soon as practicable, but in any event no later than the fifth Trading Day prior to the Dividend Payment Date, either file a post-effective amendment converting the WKSI Registration Statement into, or file a new registration statement on, the form the Corporation is then eligible to use (any such registration statement, a “Non-WKSI Registration Statement”) covering resales (either directly by holders of Series B Convertible Preferred Stock or by the Dividend Agent of behalf of such holders) of Registrable Securities (it being understood that such Non-WKSI Registration Statement may also register shares of common stock to be issued as payment of future dividends); (ii) use commercially reasonable efforts to cause the Non-WKSI Registration Statement to be declared effective under the Securities Act as soon as practicable; and (iii) subject to the Corporation’s right to suspend use of the Non-WKSI Registration Statement as described in paragraph N.6(d), use commercially reasonable efforts to keep such Non-WKSI Registration Statement effective until all Registrable Securities have either been sold pursuant to such Non-WKSI Registration Statement or are otherwise freely transferable without registration by holders thereof that are not affiliates of the Corporation.

(b) In the event the Corporation files any such Non-WKSI Registration Statement, with respect to each subsequent dividend payable in whole or in part in the form of Registrable Securities, the Corporation shall, as soon as practicable, but in any event no later than the fifth Trading Day prior to the applicable Dividend Payment Date, file (and use commercially reasonable efforts to cause to be declared effective and to keep effective in accordance with the procedures set forth herein) a post-effective amendment to the Non-WKSI Registration Statement or a new registration statement, in each case so that such registration statement accurately identifies each holder of Series B Convertible Preferred Stock and the number of Registrable Securities beneficially owned (or to be beneficially owned) by such holder and covered by such registration statement in order to permit such holder (or the Dividend Agent, on such holder’s behalf) to deliver the prospectus to purchasers of such Registrable Securities

(subject to the Corporation’s right to suspend the use of the such registration statement as described in Section N.6(d)); provided, that the Corporation shall not be obligated to identify any such holder in the applicable registration statement if that holder does not timely return to the Corporation a completed Notice and Questionnaire as described in paragraph N.6(d).

(c) To the extent shares of the Corporation’s common stock issued as payments of dividends on the Series B Convertible Preferred Stock, including dividends paid in connection with a conversion of Series B Convertible Preferred Stock, would not be freely transferable under the Securities Act by a holder of Series B Convertible Preferred Stock who is not an affiliate of the Corporation, the Corporation shall, to the extent such a registration statement is not then filed and effective, use commercially reasonable efforts to file and maintain the effectiveness of a WKSI Registration Statement or Non-WKSI Registration Statement covering such shares of the Corporation’s common stock until the earlier of such time as all such shares of the Corporation’s common stock have been resold thereunder and such time as all such shares of the Corporation’s common stock are freely transferable without registration under the Securities Act.

(d) In connection with any Non-WKSI Registration Statement described under paragraph N.6(a) or N.6(c), the provisions set forth in this paragraph N (other than paragraph N.1(b)) with respect to the WKSI Registration Statement, including the Corporation’s right to suspend use of the WKSI Registration Statement, shall apply; provided, however, that if a holder of Registrable Securities wishes to sell its Registrable Securities pursuant to the Non-WKSI Registration Statement and related prospectus, it must complete and deliver a Notice and Questionnaire to the Corporation on or prior to the seventh Trading Day prior to the applicable Dividend Payment Date.

O. CERTIFICATES AND LEGENDS.

1. Form of Certificate.

(a) The Series B Convertible Preferred Stock shall be substantially in the form of Attachment 1, which is hereby incorporated in and expressly made a part of this Designating Resolution. The Series B Convertible Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided such notation, legend or endorsement is in a form acceptable to the Corporation).

(b) Each Series B Convertible Preferred Stock certificate shall bear legends in the following form:

A full statement of the designations, preferences, limitations and relative rights of the shares of each class of stock of the Corporation authorized to be issued is set forth in the Amended and Restated Certificate of Formation of the Corporation, as amended, on file in the Office of the Secretary of State of the State of Texas. The Amended and Restated Certificate of Formation of the Corporation, as amended, on file in the Office of the Secretary of State of the State of Texas, deny the preemptive right of shareholders to acquire unissued or treasury shares of the Corporation. The Corporation shall furnish a copy of its Amended and Restated Certificate of Formation, as amended, to the record holder of this Certificate without charge upon written request to the Secretary of the Corporation at its principal place of business in Houston, Texas.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STATEMENT OF RESOLUTIONS ESTABLISHING AND DESIGNATING THE SERIES B CONVERTIBLE PREFERRED STOCK OF THE CORPORATION. THESE SECURITIES MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH STATEMENT OF RESOLUTIONS.

(c) In addition, each Global Series B Convertible Preferred Stock certificate shall bear legends in the following form:

THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d) Any purported transfer of shares of Series B Convertible Preferred Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as a shareholder of the Corporation and no other rights against or with respect to the Corporation.

2. Certificates.

(a) Global Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in paragraphs O.1(b) and O.1(c) (the “Global Series B Convertible Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Corporation and countersigned and registered by the Transfer Agent as hereinafter provided. The number of shares of Series B Convertible Preferred Stock represented by Global Series B Convertible Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(b) Book-Entry Provisions. In the event Global Series B Convertible Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Series B Convertible Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Series B Convertible Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Designating Resolution with respect to any Global Series B Convertible Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series B Convertible Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series B Convertible Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series B Convertible Preferred Stock.

(c) Certificated Series B Convertible Preferred Stock. Except as provided in paragraph O.3, owners of beneficial interests in Global Series B Convertible Preferred Stock will not be entitled to receive physical delivery of Series B Convertible Preferred Stock in fully registered certificated form (“Certificated Series B Convertible Preferred Stock”).

3. Execution, Countersignature and Registration. Two Officers shall sign the Series B Convertible Preferred Stock certificate for the Corporation by manual or facsimile signature.

If an Officer whose signature is on a Series B Convertible Preferred Stock certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Series B Convertible Preferred Stock certificate, the Series B Convertible Preferred Stock certificate shall be valid nevertheless.

A Series B Convertible Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Series B Convertible Preferred Stock certificate by manual signature. The signature shall be conclusive evidence that the Series B Convertible Preferred Stock certificate has been countersigned and registered under this Designating Resolution.

The Transfer Agent shall countersign, register and deliver certificates of Series B Convertible Preferred Stock for original issue upon a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Series B Convertible Preferred Stock to be countersigned and registered and the date on which the original issue of the Series B Convertible Preferred Stock is to be countersigned and registered.

The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Corporation to countersign and register the certificates for the Series B Convertible Preferred Stock. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Series B Convertible Preferred Stock whenever the Transfer Agent may do so. Each reference in this Designating Resolution to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent or agent for service of notices and demands.

4. Transfer and Exchange.

(a) Transfer and Exchange of Certificated Series B Convertible Preferred Stock. When Certificated Series B Convertible Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series B Convertible Preferred Stock or to exchange such Certificated Series B Convertible Preferred Stock for an equal number of shares of Certificated Series B Convertible Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series B Convertible Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

(b) Restrictions on Transfer of Certificated Series B Convertible Preferred Stock for a Beneficial Interest in Global Series B Convertible Preferred Stock. Certificated Series B Convertible Preferred Stock may not be exchanged for a beneficial interest in Global Series B Convertible Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series B Convertible Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer

Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series B Convertible Preferred Stock to reflect an increase in the number of shares of Series B Convertible Preferred Stock represented by the Global Series B Convertible Preferred Stock, then the Transfer Agent shall cancel such Certificated Series B Convertible Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series B Convertible Preferred Stock represented by the Global Series B Convertible Preferred Stock to be increased accordingly. If no Global Series B Convertible Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall countersign and register, upon written order of the Corporation in the form of an Officers’ certificate, a new Global Series B Convertible Preferred Stock representing the appropriate number of shares.

(c) Transfer and Exchange of Global Series B Convertible Preferred Stock. The transfer and exchange of Global Series B Convertible Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Designating Resolution (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(d) Transfer of a Beneficial Interest in Global Series B Convertible Preferred Stock for Certificated Series B Convertible Preferred Stock.

(i) Any Person having a beneficial interest in Series B Convertible Preferred Stock may upon request, but only with the consent of the Corporation, exchange such beneficial interest for Certificated Series B Convertible Preferred Stock representing the same number of shares of Series B Convertible Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series B Convertible Preferred Stock, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series B Convertible Preferred Stock represented by Global Series B Convertible Preferred Stock to be reduced on its books and records and, following such reduction, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Series B Convertible Preferred Stock.

(ii) Certificated Series B Convertible Preferred Stock issued in exchange for a beneficial interest in a Global Series B Convertible Preferred Stock pursuant to this paragraph O.3(d) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series B Convertible Preferred Stock to the persons or entities in whose names such Series B Convertible Preferred Stock are so registered in accordance with the instructions of DTC.

(e) Restrictions on Transfer and Exchange of Global Series B Convertible Preferred Stock. Notwithstanding any other provisions of this Designating Resolution (other than the provisions set forth in paragraph O.3(d)), Global Series B Convertible Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(f) Countersignature and Registration of Certificated Series B Convertible Preferred Stock. If at any time:

(i) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series B Convertible Preferred Stock and a successor depository for the Global Series B Convertible Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice;

(ii) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series B Convertible Preferred Stock is not appointed by the Corporation within 90 days; or

(iii) the Corporation, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series B Convertible Preferred Stock under this Designating Resolution;

then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation requesting the countersignature, registration and delivery of Certificated Series B Convertible Preferred Stock to the Persons designated by the Corporation, shall countersign, register and deliver Certificated Series B Convertible Preferred Stock equal to the number of shares of Series B Convertible Preferred Stock represented by the Global Series B Convertible Preferred Stock, in exchange for such Global Series B Convertible Preferred Stock.

(g) Cancellation or Adjustment of Global Series B Convertible Preferred Stock. At such time as all beneficial interests in Global Series B Convertible Preferred Stock have either been exchanged for Certificated Series B Convertible Preferred Stock, converted or canceled, such Global Series B Convertible Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Series B Convertible Preferred Stock is exchanged for Certificated Series B Convertible Preferred Stock, converted or canceled, the number of shares of Series B Convertible Preferred Stock represented by such Global Series B Convertible Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series B Convertible Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(h) Obligations with Respect to Transfers and Exchanges of Series B Convertible Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall countersign and register Certificated Series B Convertible Preferred Stock and Global Series B Convertible Preferred Stock as required pursuant to the provisions of this paragraph O.3.

(ii) All Certificated Series B Convertible Preferred Stock and Global Series B Convertible Preferred Stock issued upon any registration of transfer or exchange of Certificated Series B Convertible Preferred Stock or Global Series B Convertible Preferred Stock shall be the valid obligations of the Corporation, entitled to the same benefits under this Designating Resolution as the Certificated Series B Convertible Preferred Stock or Global Series B Convertible Preferred Stock surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Series B Convertible Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series B Convertible Preferred Stock are registered as the absolute owner of such Series B Convertible Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(iv) No service charge shall be made to a holder of Series B Convertible Preferred Stock for any registration of transfer or exchange upon surrender of any Series B

Convertible Preferred Stock certificate or common stock certificate of the Corporation at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series B Convertible Preferred Stock certificates or common stock certificates of the Corporation.

(i) No Obligation of the Transfer Agent.

(i) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series B Convertible Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series B Convertible Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series B Convertible Preferred Stock. All notices and communications to be given to the holders of the Series B Convertible Preferred Stock and all payments to be made to holders under the Series B Convertible Preferred Stock shall be given or made only to the holders (which shall be DTC or its nominee in the case of the Global Series B Convertible Preferred Stock). The rights of beneficial owners in any Global Series B Convertible Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Designating Resolution or under applicable law with respect to any transfer of any interest in any Series B Convertible Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series B Convertible Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Designating Resolution, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

5. Replacement Certificates. If any of the Series B Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Convertible Preferred Stock certificate, or in lieu of and substitution for the Series B Convertible Preferred Stock certificate lost, stolen or destroyed, a new Series B Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

6. Temporary Certificates. Until definitive Series B Convertible Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Series B Convertible Preferred Stock certificates. Temporary Series B Convertible Preferred Stock certificates shall be substantially in the form of definitive Series B Convertible Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series B Convertible Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Series B Convertible Preferred Stock certificates and deliver them in exchange for temporary Series B Convertible Preferred Stock certificates.

7. Cancellation. The Transfer Agent and no one else shall cancel and destroy all Series B Convertible Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series B Convertible Preferred Stock certificates to the Corporation. The Corporation may not issue new Series B Convertible Preferred Stock certificates to replace Series B Convertible Preferred Stock certificates to the extent they evidence Series B Convertible Preferred Stock which the Corporation has purchased or otherwise acquired.

P. OTHER PROVISIONS.

1. With respect to any notice to a holder of shares of Series B Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

2. Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares of Series B Convertible Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Texas) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series B Convertible Preferred Stock must be in compliance with the terms hereof.

3. The shares of Series B Convertible Preferred Stock shall be issuable only in whole shares.

4. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Series B Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder, or for Global Series B Convertible Preferred Stock, to the Depository in accordance with its procedures.

5. Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

6. Holders of Series B Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

7. Notwithstanding any provision herein to the contrary, in accordance with paragraphs G, H, I, J or M, the procedures for conversion and voting of shares of Series B Convertible Preferred Stock represented by Global Series B Convertible Preferred Stock will be governed by arrangements among DTC, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series B Convertible Preferred Stock certificates may be subject to various policies and procedures adopted by DTC from time to time.

8. Notwithstanding any provision herein to the contrary, the Corporation shall not be required to take any action, and will not take any action, in connection with any conversion of the Series B Convertible Preferred Stock (whether upon conversion at the option of holders, conversion upon Fundamental Change, Mandatory Conversion, increase in the Conversion Rate or otherwise) without complying, if applicable, with the shareholder approval rules of The NASDAQ Stock Market (including Listing Rule 5635 and IM-5635-2, which require shareholder approval of certain issuances of the Corporation’s common stock).

9. Whether or not the Corporation is required to file reports with the Commission, if any shares of Series B Convertible Preferred Stock are outstanding, the Corporation will file with the Commission all such reports and other information as the Corporation would be required to file and on or prior to the dates such reports would be required to be filed with the Commission by Section 13(a) or 15(d) under the Exchange Act.

BE IT FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized, empowered and directed, for and on behalf and in the name of the Corporation, to execute a statement of resolutions substantially to the effect as set forth above (the “Statement of Resolutions”) and to cause the Statement of Resolutions to be delivered in duplicate to the Secretary of State of the State of Texas for filing therewith pursuant to the provisions of Section 21.155 and 21.156 of the Texas Business Organizations Code.

Dated: June 16, 2011.

ATP OIL & GAS CORPORATION

By:	/s/ Leland E. Tate
Name: Leland E. Tate
Title: President

ATTACHMENT 1

FORM OF 8% SERIES B CONVERTIBLE PREFERRED STOCK CERTIFICATE, SERIES B

(attached as Exhibit 4.1 to this Current Report on Form 8-K)